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                                                                    EXHIBIT 99.1
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                     Press Release dated August 13, 1998
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                For Immediate Release For Information Contact
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August 13, 1998                          David L. Kalkbrenner, President & CEO
                                            (650) 614-5767
                                         Steven C. Smith, EVP, COO & CFO
                                            (650) 813-8222

                         GREATER BAY BANCORP ISSUES
                                 $30 MILLION
                        OF TRUST PREFERRED SECURITIES

     PALO ALTO, Calif. -- Greater Bay Bancorp (Nasdaq--"GBBK"), announced today that it has completed an offering in the aggregate amount of $30 million through GBB Capital II, a trust affiliate of the Company formed for the purpose of the offering. The securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933 (the "Act") and have not been registered under the Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities have an offering price (liquidation amount) of $1,000 per security and will receive distributions at a variable rate of interest, initially at 7.1875%. The interest rate will reset quarterly, equal to 3-month LIBOR plus 150 basis points, will be cumulative and will be payable quarterly. As part of the transaction, Greater Bay Bancorp negotiated an interest rate swap to fix the cost of the offering at 7.55% for 10 years.

     GBB Capital II used the proceeds from the sale of the Floating Rate Trust Preferred Securities to purchase Junior Subordinated Debentures of Greater Bay Bancorp. Greater Bay Bancorp intends to invest approximately $10.0 million of the net proceeds in one or more of the Company's subsidiary banks to increase their capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, Greater Bay Bancorp expects that a certain portion of the Floating Rate Trust Preferred Securities will qualify as Tier I Capital, and the remaining portion will qualify as Tier II Capital.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

     This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its annual report on Form 10K dated December 31, 1997, and particularly the discussion of risk factors within that document.

                        "WE INVEST IN RELATIONSHIPS"